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                   Prudential Bancorp, Inc. of Pennsylvania
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                (Name of Registrant as Specified In Its Charter)


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[The following letter from the President of the Registrant is to be distributed to the Registrant's shareholders on or about January 6, 2006. The letter may be deemed "soliciting materials" within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.]


                    Prudential Bancorp Letterhead

                           January 6, 2006

Dear Shareholder:

     You recently received materials from The Stilwell Group ("Stilwell Group") urging you to withhold your vote in favor of the election of the Board of Directors' nominees for director at our upcoming Annual Meeting of Shareholders. For the reasons set forth below, we urge you to support the Board and vote in favor of the Board's nominees for director. We urge you to return the enclosed WHITE proxy card and not return any GREEN proxy card(s) received from the Stilwell Group. Remember, your latest dated proxy card is the only one that counts. Please return the enclosed WHITE proxy card even if you have already returned one.

  * As we stated clearly in connection with the reorganization of Prudential Savings Bank into the mutual holding company structure, it was our intent to continue to operate under our community bank model.

  * An integral part of that strategy is operating under the direction of a Board with deep roots in the community and with an intimate knowledge of the needs of and issues facing the community. Tom Vento, the President and Chief Executive Officer, and Joseph W. Packer, Jr., the Chairman of the Board, combined have more than 100 years of service to the Bank. Two other directors also have extensive years of service to the Bank. Mr. Stilwell lives and works in New York and, to our knowledge, is not active in community affairs or business within our market area.

  * This Board guided the Company to a number of notable accomplishments in fiscal 2005.

     * Successful Stock Offering and Reorganization. We completed the mutual holding company reorganization, raising more than $50.0 million of additional capital in March 2005.

     * Record Profitability. We reported record net income of $3.4 million, a 37% increase over the prior fiscal year.

     * Payment of Quarterly Cash Dividends. We established a quarterly cash dividend policy in the first full quarter as a public company and are well positioned to grow dividends over time.

     * Strong Asset Growth. We grew our assets by almost 10% and our loans by more than 15%, reflecting the continued successful implementation of our business plan.

     * Superior Asset Quality. We maintained superior asset quality with no loan charges offs and a non-performing assets to total assets ratio of .13%.

     * Regulatory Approval to Repurchase Shares. We convinced federal regulators to approve a 5% stock repurchase program within the first full quarter after completing the Company's stock offering. We are not aware of any other newly formed mutual holding company receiving such approval in recent years.

     * Strong Capital Base. We have a capital base which is almost three times the level required to be considered "well-capitalized." Our capital level affords us the ability to grow our business, maintain a quarterly cash dividend and implement significant share repurchases in the years ahead.

     Mr. Stilwell believes that he should be appointed to our Board. Mr. Stilwell seems to be of the view that merely being a large stockholder in and of itself is a sufficient reason to be considered appropriate to serve as a director. The Board believes that having persons who are knowledgeable about the community in which we operate and the business we conduct who are willing to work in a collegial and cooperative manner is more important than having someone on the Board merely because of his ownership level. This guiding principle has served our Company well as evidenced by the accomplishments outlined above and will permit us in the years ahead to continue to build shareholder value by growing our Company and improving our profitability.

     Our Board is committed to being attentive and attuned to the interests of our customers, the community and our shareholders and to creating shareholder value over the long-term. Our belief that we can achieve these objectives was a primary reason for effecting the mutual holding company reorganization. We do not believe Mr. Stilwell has the same interests or concerns. In fact, a review of Mr. Stilwell's publicly disclosed significant investments in publicly traded financial institutions reveals a pattern in which the companies are generally sold within a relatively short time period after the Stilwell Group discloses its ownership has exceeded 5%. As part of such disclosures, Mr. Stilwell usually states that the appropriate course of action for the board of the involved company is to pursue the sale of the company. Of the seven financial institutions that we are aware of (other than Prudential) in which Stilwell has owned more than 5% of the stock, six have been sold. The Stilwell Group has publicly disclosed that it believes the seventh company should be sold and that if the board does not pursue such course of action, it will nominate an alternative slate of directors and solicit proxies to elect them. You should know, and Mr. Stilwell knows, that the sale of a recently formed mutual holding company is impermissible under applicable banking regulations. Federal regulators prohibit such sales in order to ensure that activist shareholders do not try to force a quick sale of a company before it has had the time and opportunity to prudently leverage its newly raised capital.

     Our Board and management have operated Prudential Savings Bank in a safe and sound manner for decades, producing profits year after year. We ask that you continue to support your Board and to vote for the Board's nominees for director. We are committed to building value for our shareholders on a long-term basis. Please vote FOR the Board's nominees on the enclosed WHITE proxy card and return it in the enclosed postage paid envelope. Your support is greatly appreciated.

                              Sincerely,

                              /s/ Thomas A. Vento

                              Thomas A. Vento
                              President and Chief Executive Officer